Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS

Highlights

•Record net sales for Q3 2020 with both overall and base business sales growth of 27%
•Q3 2020 diluted EPS increase of 50% to a record $2.92, or excluding tax benefits in both periods, an increase of 47% to $2.71
•Record cash provided by operations of $388.9 million, an increase of $145.7 million from the first nine months of 2019
•2020 earnings guidance increased to $8.05 - $8.35 per diluted share or $8.20 - $8.50, excluding non-cash impairments recorded in Q1 2020, from previous $6.90 - $7.30 range or $7.05 - $7.45, excluding impairments
______________________

COVINGTON, LA. (October 22, 2020) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the third quarter of 2020.
“I could not be happier with the truly outstanding results that we reported for the third quarter. Consumer spending on outdoor living products remained strong, and our team continued to execute at a very high level, which resulted in stellar results this quarter across a broad range of operating metrics,” said Peter D. Arvan, president and CEO. “In addition, as part of our strategic growth initiatives, we further expanded our network through two acquisitions, Northeastern Swimming Pool Distributors, Inc., which closed on September 11, 2020, and Jet Line Products, Inc., which closed on October 1, 2020. These businesses bring solid teams that have excelled at building exceptional customer relationships, and we are excited to have them join the POOLCORP family.”
In the third quarter of 2020, net sales increased 27% to a record $1.14 billion compared to $898.5 million in the third quarter of 2019. Our sales benefited from continued elevated demand for residential pool products, driven by home-centric trends influenced by the COVID-19 pandemic, as working from home becomes routine and families create and enjoy safe social and entertainment alternatives in their own backyards. We realized broad sales gains across many product categories, as maintenance, replacement, refurbishment and construction activities across most geographies were strong.
Gross profit increased 27% to a record $328.7 million in the third quarter of 2020 from $257.9 million in the same period of 2019. Gross margin increased 20 basis points to 28.9% in the third quarter of 2020 compared to 28.7% in the third quarter of 2019, with increased purchase volumes driving improvements in supply chain management.
Selling and administrative expenses (operating expenses) increased 18% to $180.5 million in the third quarter of 2020 compared to $153.4 million in the third quarter of 2019, primarily reflecting a $20.1 million increase in performance-based compensation. Excluding performance-based compensation in both periods, operating expenses increased 5% due to growth-driven freight expenses and greater facility-related costs. As a percentage of net sales, operating expenses decreased to 15.8% in the third quarter of 2020 compared to 17.1% in the same period of 2019 as we continued to realize benefits from discretionary spending controls implemented earlier in the year.
Operating income in the third quarter of 2020 increased 42% to $148.2 million compared to $104.5 million in the same period in 2019. Operating margin was 13.0% in the third quarter of 2020 compared to 11.6% in the third quarter of 2019.
We recorded an $8.5 million, or $0.21 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended September 30, 2020, compared to a tax benefit of $4.5 million, or $0.11 per diluted share, realized in the same period of 2019.

Net income increased 50% to $119.1 million in the third quarter of 2020 compared to $79.5 million in the third quarter of 2019. Earnings per share increased 50% to $2.92 per diluted share in the third quarter of 2020 compared to $1.95 in the same period of 2019. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 47% to $2.71 in the third quarter of 2020 compared to $1.84 in the third quarter of 2019.
Net sales for the nine months ended September 30, 2020 increased 18% to a record $3.10 billion from $2.62 billion in the nine months ended September 30, 2019. Gross margin declined 30 basis points to 28.8% compared to 29.1% in the same period last year, primarily due to sales of lower margin, big-ticket items, such as in-ground and above-ground pools and pool equipment, which comprised a larger portion of our product mix in the nine months ended September 30, 2020 compared to the first nine months of 2019.
Operating expenses for the nine months ended September 30, 2020 increased 12% compared to the first nine months of 2019. In the first quarter of 2020, we recorded impairment charges of $6.9 million, which included $2.5 million from a long-term note, as collectability was impacted by the COVID-19 pandemic, and non-cash goodwill and intangibles impairment charges of $4.4 million, equal to the total goodwill and intangibles carrying amounts of our Australian reporting units. Excluding impairment charges, operating expenses were up 11%, reflecting a $32.1 million increase in performance-based compensation, in addition to growth-driven freight expenses and greater facility-related costs.
Operating income for the first nine months of 2020 increased 24% to a record $389.7 million compared to $315.4 million in the same period last year. Adjusted operating income, excluding non-cash impairments, for the first nine months of 2020 increased 26% from the prior year to $396.6 million. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release. Operating margin for the nine months ended September 30, 2020 was 12.6% compared to 12.1% for the nine months ended September 30, 2019.
We recorded a $22.6 million, or $0.55 per diluted share, tax benefit from ASU 2016-09 in the nine months ended September 30, 2020 compared to a $21.1 million, or $0.52 per diluted share, tax benefit in the same period of 2019.
Net income for the nine months ended September 30, 2020 increased 26% to a record $307.6 million compared to $243.6 million for the nine months ended September 30, 2019. Adjusted net income for the first nine months of 2020, excluding the $6.3 million, or $0.15 per diluted share, impact of non-cash impairments, net of tax, increased 29% to $313.9 million. Earnings per share for the first nine months of 2020 increased 26% to $7.53 per diluted share versus $5.97 in the first nine months of 2019. Excluding the impact of non-cash impairments, net of tax, adjusted diluted EPS increased 29% over 2019.
On the balance sheet at September 30, 2020, total net receivables, including pledged receivables, increased 19% compared to September 30, 2019, driven by our September sales growth and partially offset by improved collections. Inventory levels decreased 1% compared to September 30, 2019, reflecting the strong pace of sales in the third quarter of 2020. Total debt outstanding was $339.9 million at September 30, 2020, a $207.6 million decrease from total debt at September 30, 2019, as we have utilized our operating cash flows to decrease debt balances.
Cash provided by operations was $388.9 million in the first nine months of 2020 compared to $243.3 million in the first nine months of 2019, an improvement of $145.7 million. The improvement in cash provided by operations primarily reflects an increase in net income, a decline in inventory balances between periods and improvements in working capital management. Adjusted EBITDA (as defined in the addendum to this release) was $429.4 million and $347.1 million for the nine months ended September 30, 2020, and September 30, 2019, respectively. Interest expense decreased compared to last year primarily due to lower average debt levels and lower average interest rates.
“Our success is a direct result of the contributions and achievements of the POOLCORP team who have continued supporting our customers through these difficult and uncertain times. As we move forward into the fourth quarter, we believe that demand for our products remains strong, and our teams are committed to sustaining our track record of operational excellence. Based on our results to date and expectations for the remainder of the year, we are increasing and narrowing our annual earnings guidance to $8.05 to $8.35 per diluted share, including the impact of year-to-date tax benefits of $0.55 and the $0.15 impact of non-cash impairments recorded in the first quarter of 2020,” commented Arvan. “Excluding the impact of non-cash impairments, we expect 2020 adjusted diluted EPS of $8.20 to $8.50. Our previous 2020 earnings guidance range disclosed in our July 23, 2020 earnings release was $6.90 to $7.30 per diluted share or $7.05 to $7.45, excluding the impact of non-cash impairments.” See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 381 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2019 Annual Report on Form 10-K, 2020 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$1,139,229	$898,500	$3,097,362	$2,617,283
Cost of sales	810,531	640,569	2,205,555	1,854,408
Gross profit	328,698	257,931	891,807	762,875
Percent	28.9%	28.7%	28.8%	29.1%

Selling and administrative expenses	180,465	153,391	495,186	447,427
Impairment of goodwill and other assets	—	—	6,944	—
Operating income	148,233	104,540	389,677	315,448
Percent	13.0%	11.6%	12.6%	12.1%

Interest and other non-operating expenses, net	1,861	5,498	9,292	18,538
Income before income taxes and equity earnings	146,372	99,042	380,385	296,910
Provision for income taxes	27,360	19,593	73,068	53,569
Equity earnings in unconsolidated investments, net	86	76	248	210
Net income	$119,098	$79,525	$307,565	$243,551

Earnings per share:
Basic	$2.97	$1.99	$7.68	$6.13
Diluted	$2.92	$1.95	$7.53	$5.97
Weighted average shares outstanding:
Basic	40,123	39,933	40,073	39,750
Diluted	40,839	40,865	40,849	40,811

Cash dividends declared per common share	$0.58	$0.55	$1.71	$1.55

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2020	2019	$	%

Assets
Current assets:
Cash and cash equivalents	$74,749	$36,693	$38,056	104%
Receivables, net (1)	135,555	95,971	39,584	41
Receivables pledged under receivables facility	230,857	211,827	19,030	9
Product inventories, net (2)	612,824	616,217	(3,393)	(1)
Prepaid expenses and other current assets	12,696	12,384	312	3
Total current assets	1,066,681	973,092	93,589	10

Property and equipment, net	109,086	112,816	(3,730)	(3)
Goodwill	199,360	188,133	11,227	6
Other intangible assets, net	10,522	11,235	(713)	(6)
Equity interest investments	1,314	1,237	77	6
Operating lease assets	180,230	175,878	4,352	2
Other assets	20,396	19,017	1,379	7
Total assets	$1,587,589	$1,481,408	$106,181	7%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$268,412	$214,309	$54,103	25%
Accrued expenses and other current liabilities	145,420	81,459	63,961	79
Short-term borrowings and current portion of long-term debt	11,709	11,840	(131)	(1)
Current operating lease liabilities	56,977	56,025	952	2
Total current liabilities	482,518	363,633	118,885	33

Deferred income taxes	29,476	27,951	1,525	5
Long-term debt, net	328,225	535,720	(207,495)	(39)
Other long-term liabilities	32,846	26,737	6,109	23
Non-current operating lease liabilities	125,023	121,397	3,626	3
Total liabilities	998,088	1,075,438	(77,350)	(7)
Total stockholders’ equity	589,501	405,970	183,531	45
Total liabilities and stockholders’ equity	$1,587,589	$1,481,408	$106,181	7%

(1)The allowance for doubtful accounts was $5.3 million at September 30, 2020 and $6.2 million at September 30, 2019.
(2)The inventory reserve was $11.4 million at September 30, 2020 and $9.9 million at September 30, 2019.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2020	2019	Change
Operating activities
Net income	$307,565	$243,551	$64,014
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,979	20,648	331
Amortization	975	1,049	(74)
Share-based compensation	11,095	10,243	852
Equity earnings in unconsolidated investments, net	(248)	(210)	(38)
Impairment of goodwill and other assets	6,944	—	6,944
Other	1,092	5,334	(4,242)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(135,129)	(98,538)	(36,591)
Product inventories	99,767	68,827	30,940
Prepaid expenses and other assets	311	1,231	(920)
Accounts payable	3,385	(29,782)	33,167
Accrued expenses and other current liabilities	72,178	20,900	51,278
Net cash provided by operating activities	388,914	243,253	145,661

Investing activities
Acquisition of businesses, net of cash acquired	(24,655)	(8,913)	(15,742)
Purchases of property and equipment, net of sale proceeds	(16,897)	(26,926)	10,029
Net cash used in investing activities	(41,552)	(35,839)	(5,713)

Financing activities
Proceeds from revolving line of credit	749,840	836,534	(86,694)
Payments on revolving line of credit	(909,637)	(1,011,430)	101,793
Proceeds from asset-backed financing	261,700	189,000	72,700
Payments on asset-backed financing	(266,700)	(136,300)	(130,400)
Payments on term facility	(6,938)	—	(6,938)
Proceeds from short-term borrowings and current portion of long-term debt	13,255	27,633	(14,378)
Payments on short-term borrowings and current portion of long-term debt	(13,291)	(24,962)	11,671
Payments of deferred financing costs	(12)	—	(12)
Payments of deferred and contingent acquisition consideration	(281)	(311)	30
Proceeds from stock issued under share-based compensation plans	16,696	17,042	(346)
Payments of cash dividends	(68,599)	(61,752)	(6,847)
Purchases of treasury stock	(76,194)	(23,188)	(53,006)
Net cash used in financing activities	(300,161)	(187,734)	(112,427)
Effect of exchange rate changes on cash and cash equivalents	(1,035)	655	(1,690)
Change in cash and cash equivalents	46,166	20,335	25,831
Cash and cash equivalents at beginning of period	28,583	16,358	12,225
Cash and cash equivalents at end of period	$74,749	$36,693	$38,056

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019
Net sales	$1,133,608	$895,489	$5,621	$3,011	$1,139,229	$898,500

Gross profit	326,692	257,525	2,006	406	328,698	257,931
Gross margin	28.8%	28.8%	35.7%	13.5%	28.9%	28.7%

Operating expenses	178,773	152,630	1,692	761	180,465	153,391
Expenses as a % of net sales	15.8%	17.0%	30.1%	25.3%	15.8%	17.1%

Operating income (loss)	147,919	104,895	314	(355)	148,233	104,540
Operating margin	13.0%	11.7%	5.6%	(11.8)%	13.0%	11.6%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019
Net sales	$3,078,463	$2,601,801	$18,899	$15,482	$3,097,362	$2,617,283

Gross profit	885,002	759,858	6,805	3,017	891,807	762,875
Gross margin	28.7%	29.2%	36.0%	19.5%	28.8%	29.1%

Operating expenses (1)	495,710	443,107	6,420	4,320	502,130	447,427
Expenses as a % of net sales	16.1%	17.0%	34.0%	27.9%	16.2%	17.1%

Operating income (loss) (1)	389,292	316,751	385	(1,303)	389,677	315,448
Operating margin	12.6%	12.2%	2.0%	(8.4)%	12.6%	12.1%
(1)Base business and total include $6.9 million of impairment from goodwill and other assets.

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Northeastern Swimming Pool Distributors, Inc. (1)	September 2020	3	September 2020
Master Tile Network LLC (1)	February 2020	4	February - September 2020
W.W. Adcock, Inc. (1)	January 2019	4	January - March 2020 and January - March 2019
Turf & Garden, Inc. (1)	November 2018	4	January 2020 and January 2019
(1)We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first nine months of 2020.

December 31, 2019	373
Acquired locations	7
New locations	3
Closed/consolidated locations	(2)
September 30, 2020	381

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt, repurchase shares and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2020	2019	2020	2019
Adjusted EBITDA	$159,310	$115,508	$429,360	$347,065
Add:
Interest and other non-operating expenses, net of interest income	(1,758)	(5,390)	(8,982)	(18,215)
Provision for income taxes	(27,360)	(19,593)	(73,068)	(53,569)
Other	(2,079)	2,776	1,092	5,334
Change in operating assets and liabilities	39,601	52,511	40,512	(37,362)
Net cash provided by operating activities	$167,714	$145,812	$388,914	$243,253

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2020	2019	2020	2019
Net income	$119,098	$79,525	$307,565	$243,551
Add:
Interest and other non-operating expenses (1)	1,861	5,498	9,292	18,538
Provision for income taxes	27,360	19,593	73,068	53,569
Share-based compensation	3,874	3,649	11,095	10,243
Equity earnings in unconsolidated investments	(86)	(76)	(248)	(210)
Impairment of goodwill and other assets	—	—	6,944	—
Depreciation	6,986	7,090	20,979	20,648
Amortization (2)	217	229	665	726
Adjusted EBITDA	$159,310	$115,508	$429,360	$347,065
(1)Shown net of interest income and includes gains and losses on foreign currency transactions and amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $103 and $108 for the three months ended September 30, 2020 and September 30, 2019, respectively, and $310 and $323 for the nine months ended September 30, 2020 and September 30, 2019, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

2020 Diluted EPS Guidance

We have included adjusted projected 2020 diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of our non-cash impairment charge recorded in the first quarter of 2020 on our projected 2020 diluted EPS and provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2020 diluted EPS should be considered in addition to, not as a substitute for, our projected 2020 diluted EPS presented in accordance with GAAP, and in the context of our other forward-looking and cautionary statements in this press release.

The table below presents a reconciliation of projected 2020 diluted EPS to adjusted projected 2020 diluted EPS.

(Unaudited)	2020 Guidance Range
	Floor	Ceiling
Diluted EPS (1)	$8.05	$8.35
After-tax non-cash impairment charges	0.15	0.15
Adjusted Diluted EPS (1)	$8.20	$8.50

(1)Includes 2020 year-to-date ASU 2016-09 tax benefit of $0.55 per diluted share and does not include potential additional tax benefits.

Adjusted Income Statement Information

We have included adjusted operating income, adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures because we believe these measures are useful to investors and others in assessing our year-over-year operating performance. We believe these measures should be considered in addition to, not as a substitute for, operating income, net income, and diluted EPS presented in accordance with GAAP, respectively, and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of operating income to adjusted operating income.

(Unaudited)	Nine Months Ended
(in thousands)	September 30,
2020
Operating income	$389,677
Impairment of goodwill and other assets	6,944
Adjusted operating income	$396,621

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Nine Months Ended
(in thousands)	September 30,
2020
Net income	$307,565
Impairment of goodwill and other assets	6,944
Tax impact on impairment of long-term note (1)	(654)
Adjusted net income	$313,855

(1)As described in our April 23, 2020 earnings release, our effective tax rate at March 31, 2020 was a 0.1% benefit. Excluding impairment from goodwill and intangibles and tax benefits from ASU 2016-19 recorded in the first quarter of 2020, our effective tax rate for the first quarter of 2020 was 25.4%, which we used to calculate the tax impact related to the $2.5 million long-term note impairment.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Nine Months Ended
	September 30,
	2020	2019
Diluted EPS	$7.53	$5.97
After-tax non-cash impairment charges	0.15	—
Adjusted diluted EPS excluding after-tax non-cash impairment charges	7.68	5.97
Tax benefit	(0.55)	(0.52)
Adjusted diluted EPS excluding after-tax non-cash impairment charges and tax benefit	$7.13	$5.45